Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-210259 and 333-205773) pertaining to the Chiasma, Inc. 2008 Stock Incentive Plan, Chiasma, Inc. 2015 Stock Option and Incentive Plan and Chiasma, Inc. Employee Stock Purchase Plan, of our report dated March 17, 2016, with respect to the consolidated financial statements of Chiasma, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Kost Forer Gabbay & Kasierer

KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel

March 16, 2017